EXHIBIT 5.1

Micron Electronics, Inc.
900 East Karcher Road
Nampa,  Idaho  83687

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as local counsel to Micron
Electronics, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 7,500,000 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of the Company, initially issuable pursuant to the Company's 1995 Employee Stock Purchase Plan (the "ESPP Plan") and upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan (the "Option Plan") (the ESPP Plan and the Option Plan shall be referred to herein as the "Plans").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

          In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other that the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and public officials.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the State of Minnesota.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated:  October 25, 1995

                              Very truly yours,

                              Dorsey & Whitney P.L.L.P.

PFC